May 2, 1996

KIWI International Air Lines, Inc.
Hemisphere Center
Route 1 & 9 South
Newark, New Jersey  07114

Ladies and Gentlemen:

     We refer you to the proposed Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1993, of KIWI International Air Lines, Inc. (the "Company") pertaining to the offer and sale by the Company of 3,400,000 shares of the Company's Class A Common Stock, no par value (the "Class A Common Shares") and 100,000 shares of Class C Common Stock, no par value (the "Class C Common Shares") pursuant to awards made from time to time under the Company's 1996 Employee Stock Purchase Plan (the "Plan").

     We have acted as counsel to the Company in connection with the Registration Statement. In such capacity, we have examined the Registration Statement, copies of the Company's Certificate of Incorporation and amendments thereto, certificates of officers of the Company and of public officials and such other corporate records and documents as we have deemed necessary in order to express the opinion set forth below.

     Based upon the foregoing examination, it is our opinion that upon the issuance of certificates evidencing the Class A Common Shares and Class C Common Shares and delivery thereof in exchange for payment therefor of the amounts described in the award agreements properly granted under the Plan from time to time, and upon satisfaction of all other conditions, if any, set forth in such award agreements, then the Class A Common Shares and the Class C Common Shares shall be validly issued, fully paid and nonassessable.
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     We hereby consent to the use of this opinion as an exhibit to the
Registration Statement and the reference to our firm in prospectus included in such Registration Statement under the heading "Validity of Common Stock."

                                        Very truly yours,

                                        NORRIS, McLAUGHLIN & MARCUS

                                        Douglas R. Brown